UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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COURIER CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COURIER CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 16, 2008

To the Stockholders of

COURIER CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of COURIER CORPORATION (the “Corporation”) will be held at the Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts, at ll:00 A.M. on Wednesday, January 16, 2008 for the following purposes:

1.                                   To elect three Class A Directors to hold office for a term of three years and until their respective successors shall be elected and shall have qualified;

2.                                   To ratify and approve the selection by the Audit and Finance Committee of the Corporation’s Board of Directors of Deloitte & Touche LLP as independent public accountants for the Corporation for the current fiscal year ending September 27, 2008; and

3.                                   To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 19, 2007 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,

F. BEIRNE LOVELY, JR.

Secretary and Clerk

15 Wellman Avenue

North Chelmsford, Massachusetts 01863

December 7, 2007

IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

PROXY STATEMENT

COURIER CORPORATION

15 Wellman Avenue

North Chelmsford, Massachusetts 01863

ANNUAL MEETING OF STOCKHOLDERS

January 16, 2008

NATURE OF SOLICITATION

                This Proxy Statement is furnished in connection with and accompanies a Proxy Card (the “Proxy”) for and Notice of Annual Meeting of Stockholders (the “Notice”) of Courier Corporation (the “Corporation” or “Courier”), to be held Wednesday, January 16, 2008 at ll:00 A.M. at the Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts, for the purposes set forth in the Notice.  The solicitation is made on behalf of the Board of Directors of the Corporation.

                This Proxy Statement and the accompanying Notice and Proxy are first being sent to stockholders on or about December 7, 2007.  The Board of Directors has fixed the close of business on November 19, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).

                The cost of preparing, assembling and mailing the Proxy and Notice and this Proxy Statement and of soliciting Proxies is to be borne by the Corporation.  In addition to the use of the mails, solicitation may be made by telephone and personally by employees and Directors of the Corporation.  Georgeson Shareholder Communications, Inc. has been hired by the Corporation to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise, at a fee of approximately $5,500.  The Corporation will also bear the expense of record holders who are banks, brokers and other fiduciaries or nominees who may forward Proxies and proxy material to beneficial owners of such shares.

                Any Proxy given pursuant to this solicitation may be revoked by the person giving it prior to the exercise of the powers conveyed by it by filing with the Secretary/Clerk of the Corporation a written revocation or duly executed Proxy bearing a later date, properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities, or by attending the Annual Meeting and voting in person.  Unless a Proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof in the manner hereinafter described.

                The Annual Report of the Corporation for the fiscal year ended September 29, 2007, including financial statements for the fiscal year ended September 29, 2007, is being mailed to stockholders concurrently with this Proxy Statement.

VOTING SECURITIES

As of the Record Date, the securities outstanding and entitled to vote at the Annual Meeting consist of 12,616,172 shares of Common Stock, par value $1 per share, of the Corporation (the “Common Stock”).  Only holders of record on the Record Date will be entitled to vote at the Annual Meeting.  Each stockholder is entitled to one vote, in person or by proxy, for each share held.  A majority in interest of all shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the meeting (6,308,087 shares).  Abstentions and broker non-votes shall be counted in determining the number of shares present at the Annual Meeting.

A plurality of votes properly cast for the election of Directors by stockholders attending the Annual Meeting in person or by proxy will elect Directors to office.  A majority of votes properly cast at the Annual Meeting is required for approval of other matters presented at the meeting, unless a larger vote is required by law, or by the Corporation’s Articles of Organization or By-Laws, each as amended to date.  Abstentions and broker non-votes will not be counted as votes cast at the Annual Meeting for such other matters.  Under the Corporation’s new Corporate Governance Guidelines, Directors who do not receive a majority of the shares outstanding are required to submit their resignation to the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

                The following table sets forth, as of the Record Date, the ownership of Common Stock by each Director, by each executive officer named in the Summary Compensation Table below (each a “Named Executive Officer”), by all Directors and executive officers of the Corporation as a group, and by any person or group known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.  The number of shares beneficially owned by each person and entity is determined according to the rules of the Securities and Exchange Commission (the “Commission”), and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of November 19, 2007 through the exercise of an option or similar right.  Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.

	Number of Shares
	Beneficially		% of Shares
Name	Owned (1)(2)(3)		Outstanding
James F. Conway III	959,153	(4)	7.6%
Kathleen Foley Curley	44,849		0.4%
Richard K. Donahue	107,633		0.9%
Edward J. Hoff	384,198	(5)	3.0%
Arnold S. Lerner	76,204	(6)	0.6%
Peter K. Markell	16,983		0.1%
George Q. Nichols	19,670		0.2%
Ronald L. Skates	38,603	(7)	0.3%
Robert P. Story, Jr.	320,358	(8)	2.5%
W. Nicholas Thorndike	52,664	(9)	0.4%
Susan L. Wagner	17,786		0.1%
Peter M. Folger	66,401		0.5%
Peter D. Tobin	42,386		0.3%
Eric J. Zimmerman	66,394		0.5%
All Directors and Executive Officers as a Group (14 persons)	2,213,282		17.1%
T. Rowe Price Associates, Inc.	1,182,200	(10)	9.4%
Wasatch Advisors, Inc.	640,155	(11)	5.1%
Neuberger Berman	666,020	(12)	5.3%

(1)

The information concerning the amount of Common Stock of the Corporation beneficially owned by each of the Directors and executive officers was furnished to the Corporation by each such Director or executive officer. The address for the Directors and executive officers is c/o Courier Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(2)

Includes shares subject to options exercisable within sixty days of the Record Date as follows: Mr. Conway, 54,258 shares; Prof. Curley, 23,727 shares; Mr. Donahue, 25,227 shares; Mr. Hoff, 30,477 shares; Mr. Lerner, 25,227 shares; Mr. Markell, 14,727 shares; Mr. Skates, 28,227 shares; Mr. Story, 56,282 shares; Mr. Thorndike, 4,758 shares; Ms. Wagner, 14,727 shares; Mr. Tobin, 22,682 shares; Mr. Folger, 12,772 shares; Mr. Zimmerman, 1,519 shares; and all Directors and executive officers as a group, 314,610 shares. For purposes of calculating the percentage of shares outstanding with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding only as to such individual or group.

(3)

Includes shares allocated to individual accounts in the Courier Employee Stock Ownership Plan (the “ESOP”) as follows: Mr. Conway, 9,162 shares; Mr. Story, 6,518 shares; Mr. Tobin, 234 shares; Mr. Folger, 4,220 shares; and Mr. Zimmerman, 181 shares.

(4)

Includes 334,111 shares owned by the James F. Conway, Jr. Trusts of which Mr. Conway III is a trustee with shared voting and investment power as to these shares. Mr. Conway’s address is c/o the Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(5)	Includes 13,500 shares pledged by Mr. Hoff against a margin loan with UBS Financial Services, Inc.

(6)	Includes 5,062 shares owned by Mr. Lerner’s wife, as to which shares Mr. Lerner disclaims beneficial ownership.

(7)

Includes 900 shares owned by family trusts of which Mr. Skates is a trustee with shared voting and investment power as to these shares, but to which he disclaims beneficial ownership. Mr. Skates’ children are the beneficiaries of those trusts.

(8)	Includes 4,050 shares owned by Mr. Story’s wife, as to which shares Mr. Story disclaims beneficial ownership.

(9)

Includes 4,500 shares owned by a family trust of which Mr. Thorndike is a trustee with shared voting and investment power as to these shares, but to which he disclaims beneficial ownership. Mr. Thorndike’s grandchildren are the beneficiaries of that trust. Also includes 1,250 shares owned by the Thorndike family’s charitable foundation, to which Mr. Thorndike has shared voting power, but to which he disclaims beneficial ownership.

(10)

Based upon information provided by T. Rowe Price Associates, Inc. (“Price Associates”) as of November 19, 2007. The total shares held of 1,182,200 are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 990,000 shares representing 7.8% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or power to vote the securities. Price

Associates has sole dispositive power for the entire holding of 1,182,200 shares and has sole voting power for 169,800 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(11)

Based upon the most recent Form 13F filing with the Securities and Exchange Commission by Wasatch Advisors, Inc. as of September 30, 2007, Wasatch Advisors, Inc. owned 640,155 shares. The address for Wasatch Advisors, Inc. is 1 South Main Street, Suite 800, Salt Lake City, UT 84133-1109.

(12)

Based upon information provided by Neuberger Berman, LLC as of September 30, 2007, Neuberger Berman, LLC owned 666,020 shares, with sole voting and dispositive power as to 473,000 of those shares and no voting or dispositive power as to the remaining 193,020 shares which are held in various individual funds. Neuberger Berman, LLC disclaims beneficial ownership as to all 666,020 shares. The address for Neuberger Berman, LLC is 605 Third Avenue, 2nd Floor, New York, NY 10158-3698.

ITEM 1:  ELECTION OF DIRECTORS

                Pursuant to the By-Laws, the Corporation’s directorships are divided into three classes, consisting of Class A, Class B and Class C Directors.  The term of each directorship is three years and the terms of the three classes are staggered in such a manner that only one class is elected in any one year.  Three Class A Directors are to be elected at the 2008 Annual Meeting.  Each of the three Class A Directors will serve until the 2011 Annual Meeting and until his/her successor shall have been elected and shall have qualified or until his/her earlier death, incapacity, resignation or removal.  It is proposed that Proxies not limited to the contrary will be voted to elect Edward J. Hoff, Robert P. Story, Jr., and Susan L. Wagner as Class A Directors.  Messrs. Hoff and Story, and Ms. Wagner are presently Class A Directors having terms expiring at the 2008 Annual Meeting.  If some unexpected occurrence should make necessary, in the judgment of the Board of Directors, the substitution of some other person for any of the nominees, it is the intention of the persons named in the Proxy to vote for the election of such other person as may be designated by the Board of Directors.

                Messrs. Hoff and Story, and Ms. Wagner were previously elected by the stockholders.

                The Board of Directors unanimously recommends a vote FOR the three Director Nominees listed below.

Nominees for Election as Class A Directors

Edward J. Hoff — Mr. Hoff, age 52, has been a Director of the Corporation since 1989.  He joined IBM as Vice President, Learning in 2001 and serves as a member of the IBM Senior Leadership Team. He was President of Leadership Development Inc., a management development firm, from 1998 to 2001.  He had been a Partner at The Center for Executive Development from 1992 to 1998. If elected, Mr. Hoff will serve as a Class A Director until the 2011 Annual Meeting.

Robert P. Story, Jr. — Mr. Story, age 56, has been a Director of the Corporation since 1995.  He was elected Executive Vice President and Chief Operating Officer of Courier in November 2006.  Mr. Story has operational responsibility for Courier’s publishing and book manufacturing operations.  He joined Courier in 1986 as Vice President and Treasurer and served as Senior Vice President and Chief Financial Officer from April 1989 through October 2006. If elected, Mr. Story will serve as a Class A Director until the 2011 Annual Meeting.

Susan L. Wagner — Ms. Wagner, age 58, has been a Director of the Corporation since November 1, 2004.  She is Vice President, Strategy and Insights, Pepsi-Cola Company, a position she has held since September 2006.  Prior to that time she was Vice President of Consumer and Market Knowledge, Procter and Gamble from 2005 to 2006, Vice President of Market Research, Personal Care Group for the Gillette Company from 2002 to 2005 and Vice President of Strategic Market Intelligence, Duracell, from 1998 to 2002.  If elected, Ms. Wagner will serve as a Class A Director until the 2011 Annual Meeting.

Directors Continuing in Office

                The following persons are incumbent Directors and have unexpired terms as Class B and Class C Directors as indicated.

James F. Conway III — Mr. Conway, age 55, has been a Director of the Corporation since 1988.  Mr. Conway was elected Chairman of the Corporation on September 22, 1994 and continues as President and Chief Executive Officer.  He had been Acting Chairman, President and Chief Executive Officer since December 1992, and President and Chief Operating Officer from 1988 to 1992. He is a Director of Enterprise Bancorp Inc. Mr. Conway was previously elected as a Class B Director to serve until the 2009 Annual Meeting.

Kathleen Foley Curley — Professor Curley, age 56, has been a Director of the Corporation since 1995.  She joined Boston University School of Management as a Research Professor in 2002. She had been Senior Vice President and Chief Community Builder at Communispace Corporation from 2000 to 2002 and Executive Director of Lotus Institute since 1999.  Prior to her industry positions, she was a tenured Professor at Northeastern University College of Business Administration in Management Information Systems between 1982 and 1997. Professor Curley was previously elected as a Class B Director to serve until the 2009 Annual Meeting.

W. Nicholas Thorndike — Mr. Thorndike, age 74, has been a Director of the Corporation since 1989.  He is an independent trustee of the mutual funds of Grantham, Mayo, and Van Otterloo (GMO).  He has also served as a Trustee of Massachusetts General Hospital from 1969 to 1999 and now serves as Honorary Trustee, and was the Chairman of the Board from 1987 to 1992 and President from 1992 to 1994.  Until December 1988, he was Chairman and Managing Partner of Wellington Management Company. Mr. Thorndike was previously elected as a Class B Director to serve until the 2009 Annual Meeting.

Arnold S. Lerner — Mr. Lerner, age 77, has been a Director of the Corporation since 1989.  He is a Director and Vice Chairman of Enterprise Bancorp Inc.  He was a partner in twenty radio stations. Mr. Lerner was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

Peter K. Markell — Mr. Markell, age 52, has been a Director of the Corporation since November 1, 2004.  He joined Partners HealthCare System, Inc. as Vice President for Finance in 1999. He had previously been a partner at Ernst & Young LLP from 1988 to

1998. Mr. Markell was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

George Q. Nichols — Mr. Nichols, age 78, has been a Director of the Corporation since 1995.  He is Senior Vice President of Courier and became Chairman of National Publishing Company, a wholly owned subsidiary of Courier, in 2000.  He had previously been President of National Publishing Company since 1976.  Mr. Nichols was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

Ronald L. Skates — Mr. Skates, age 66, has been a Director of the Corporation since 2003.  He is a private investor. From 1989 through 1999, he was president and chief executive officer of Data General Corporation, a computer and storage manufacturing company. He joined Data General in 1986 and was elected a director and executive vice president and chief operating officer in 1988. He retired in 1999 when EMC Corp. acquired the company. Prior to joining Data General, Mr. Skates was a certified public accountant and an audit partner with Price Waterhouse & Co. He is a director of Gilbane Corporation, Raytheon Company and State Street Corporation. Mr. Skates is a trustee of Massachusetts General Physicians’ Organization, Inc. Mr. Skates was previously elected as a Class C Director to serve until the 2010 Annual Meeting.

Richard K. Donahue (Retiring Director) — Mr. Donahue, age 80, has been a Director of the Corporation since 1995.  He retired as Vice Chairman of NIKE, Inc. of Beaverton, Oregon and as a member of the NIKE Board of Directors, having served since 1977.  He previously served as President and Chief Operating Officer of NIKE, Inc. from 1990 to 1994.  He was a partner in the law firm of Donahue & Donahue Attorneys, P.C. and is presently retired.  Mr. Donahue was previously elected as a Class A Director to serve until the 2008 Annual Meeting.  He will be retiring effective January 16, 2008 when his term ends.

CORPORATE GOVERNANCE

                The Corporation’s Corporate Governance Guidelines (attached as Exhibit A), the charters of the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation and Management Development Committee, the Corporation’s Business Conduct Guidelines, and the Environmental, Health and Safety Policy are available on the Corporation’s website at www.courier.com.  Printed copies are available free of charge by contacting General Counsel, Courier Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

Code of Ethics

                On November 4, 2003, the Board of Directors adopted, and subsequently amended on September 18, 2007, The Courier Corporation Business Conduct Guidelines for all its directors, officers and employees.  The Courier Corporation Business Conduct Guidelines have been posted on the Corporation’s website at www.courier.com.

Board Meetings and Committees

                The Board of Directors of the Corporation held a total of eight meetings during the fiscal year ended September 29, 2007.  The Board of Directors has established the following separately designated standing committees: an Audit and Finance Committee, a

Compensation and Management Development Committee and a Nominating and Corporate Governance Committee.

Audit and Finance Committee

                The Audit and Finance Committee (the “Audit Committee”) consists of Messrs. Lerner, Markell, and Skates.  Mr. Skates serves as Chairperson of the Audit Committee. The Board of Directors has determined that Mr. Skates and Mr. Markell each meet all of the qualifications of an Audit Committee Financial Expert, as defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.  All the members of the Audit Committee are “independent”, under the rules of the National Association of Securities Dealers and the Commission.  The functions of the Audit Committee include appointment and oversight of independent auditors for the Corporation; determination of compensation payable to the independent auditors; consultation with the Corporation’s independent auditors regarding the plan of audit; review, in consultation with the independent auditors, of their audit report and management letter; and review of reports and recommendations of the Corporation’s internal audit department. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters.  These procedures, along with the Audit Committee Charter are available to stockholders on the Corporation’s website at www.courier.com. The Audit Committee held five meetings during the last fiscal year.  A part of each of the meetings was held with representatives of the Corporation’s independent auditors outside of the presence of management.  The Audit Committee also met separately with the Corporation’s internal audit manager at each of these formal meetings.

Compensation and Management Development Committee

                The Compensation and Management Development Committee (the “Compensation Committee”) consists of Messrs. Donahue, Hoff, Lerner, Markell, Skates, and Thorndike, Ms. Wagner and Professor Curley.   Mr. Hoff serves as Chairperson of the Committee.  All the members of the Compensation Committee are “independent” under the rules of the National Association of Securities Dealers and the Commission.  The Compensation Committee administers the Corporation’s executive compensation programs and approves the compensation of executive officers.  The Compensation Committee Charter is available to stockholders on the Corporation’s website at www.courier.com.  The Committee meets each September and November to formally review executive compensation and may meet at other times during the year on compensation matters.

                At its meeting in September of each year, the Compensation Committee reviews compensation data provided by the Vice President of Human Resources to establish compensation targets for the executives for the upcoming fiscal year.  The Compensation Committee has not engaged any compensation consultant to assist it in its compensation decisions.  As part of the process of setting executive compensation targets, the Compensation Committee reviews the following:

•

Compensation tally sheets for the Chief Executive Officer (“CEO”) and each executive as prepared by the Vice President of Human Resources. The tally sheets provide a four-year review of all compensation earned by the executives under our Executive Compensation Program, including salary, bonuses, perquisites, company contributions made on executives’ behalf to the Corporation’s retirement plan and deferred compensation plan, the value of stock options and restricted stock grants, and potential future payments under long-term plans and change in control arrangements.

•

Compensation data of other companies of similar size or in similar industries as the Corporation. For fiscal year 2007, the Compensation Committee reviewed compensation data of executives from our peer group, which consisted of Banta Company; Bowne & Co.; Cadmus Communications Corporation; Ennis Business Forms, Inc.; The Standard Register Company; Thomas Nelson, Inc. and John Wiley & Sons. Inc.; and survey data as provided through The Survey Group 2006 Management Compensation Survey, which is a survey of compensation from 296 Massachusetts-based companies, reported on an aggregate basis based on size, industry, and geographic location without reference to company names.

                Each year at the September meeting, the Compensation Committee also grants stock options and restricted stock awards to the CEO and other executives as part of their compensation package for the next fiscal year.

                At its November meeting each year, following its review of the prior fiscal year’s operating results, the Compensation Committee approves awards earned under our Executive Compensation Program for the fiscal year just ended.  In addition, the Compensation Committee reviews the compensation targets it established for the CEO and other executives at the September meeting and formally approves the compensation of the CEO and the proposed compensation for the other executives for the new fiscal year.  The Compensation Committee also sets the performance targets for the new fiscal year’s performance-based incentive plans.

Management’s Role in the Compensation-Setting Process.  The CEO provides his evaluation of the performance of the other executives to the Compensation Committee.  Using tally sheets and peer group and company survey data as prepared by the Vice President of Human Resources described above, he recommends salary, non-equity incentive compensation, and equity compensation for the other executives, and recommends the business performance targets and objectives for approval by the Compensation Committee in connection with incentive compensation plans.  The CEO does not participate in discussions of his compensation by the Compensation Committee.

Nominating and Corporate Governance Committee

                The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Messrs. Donahue, Hoff, Lerner, Markell, Skates, and Thorndike, Ms. Wagner and Professor Curley.  Professor Curley serves as Chairperson of the Nominating Committee.  All the members of the Nominating Committee are “independent” under the rules of the National Association of Securities Dealers and the Commission.  The Nominating and Corporate Governance Committee Charter is available to stockholders on the Corporation’s website at www.courier.com.

The Nominating Committee, on behalf of the Board of Directors (the “Board”), is responsible for identifying individuals qualified to become Board members and recommending to the Board Director nominees for election, including nominees to be elected or re-elected as Directors at each annual meeting of stockholders, as more fully detailed in the Nominating Committee Charter.  The Nominating Committee also periodically reviews and monitors the Corporation’s performance against the corporate governance guidelines established by the Committee.  Each of the Directors is in compliance with the stock ownership requirements set forth in the corporate governance guidelines.  Pursuant to the Nominating Committee’s Charter, the Nominating Committee

will review and evaluate Director candidates recommended by stockholders as more fully set forth therein.

The Nominating Committee recommended that Messrs. Hoff and Story, and Ms. Wagner each be nominated for election to serve as Class A Directors until the 2011 Annual Meeting.  The Nominating Committee held two meetings during the last fiscal year.

Participation at Meetings

Each Director attended at least 75% of the total number of meetings held by the Board of Directors and any committees on which he or she served during fiscal year 2007. The Corporation has a formal policy requiring members of the Board to attend our annual meeting, and each of the Directors attended the 2007 Annual Meeting.

Contacting Members of the Board of Directors

The policy of the Board of Directors is that stockholders of the Corporation may contact the Board of Directors, including the Chairman of the Board, the independent Directors as a group, or any individual Director, by writing to the Board of Directors c/o, Courier Corporation, Attention: Compliance Officer, 15 Wellman Avenue, North Chelmsford, MA 01863.  Such writing must clearly specify the name of the individual Director or group of Directors to whom such writing is addressed.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Compliance Officer, Courier Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.  You are welcome to make such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested.  All such correspondence received in this manner will be forwarded to the relevant Director or group of Directors or other addressee.

Director Independence

                The Board of Directors has determined that each of Messrs. Donahue, Hoff, Lerner, Markell, Skates and Thorndike, Prof. Curley and Ms. Wagner is an “independent director” in accordance with corporate governance rules of the National Association of Securities Dealers as a result of having no relationship with the Corporation other than (1) serving as a Director and a Board of Director committee member, (2) receiving related fees as disclosed in this Proxy Statement, and (3) having beneficial ownership of the Corporation’s Common Stock as disclosed in the section of this Proxy Statement entitled “Voting Securities — Security Ownership of Certain Beneficial Owners and Management.”  Therefore, the Corporation currently has a majority of “independent directors.”

Meetings of Independent Directors

                Independent directors of the Corporation regularly meet in executive session outside the presence of management.  The presiding director for these meetings is Mr. Thorndike.  Any interested parties who wish to make their concerns known to the independent directors may avail themselves of the procedures listed above in the section of this Proxy Statement entitled “Contacting Members of the Board of Directors.”

Related Party Transactions

                Under the terms of the Corporation’s Audit Committee Charter and its Business Conduct Policy, information about transactions involving related persons would be reviewed by the independent directors of the Corporation.  Related persons include the Corporation’s directors and executive officers, as well as immediate family members of directors and officers.  If the determination is made that a related person has a material interest in any transaction of the Corporation, then the Corporation’s independent directors would review, and if it were in the best interest of the Corporation, approve or ratify it.  In addition, the transaction would be required to be disclosed in accordance with the Commission’s rules.  No such transactions took place.

Directors’ Compensation

                On January 17, 2007, the Corporation paid its non-employee Directors (Messrs. Donahue, Hoff, Lerner, Markell, Skates and Thorndike, Prof. Curley and Ms. Wagner) an annual retainer of $25,000 for calendar year 2007.  During fiscal year 2007, they also received meeting fees of $1,250 per meeting attended of the Board of Directors and any committee meetings of the Board of Directors. The Corporation paid annual retainer fees to non-employee Directors who serve as Chairpersons of Committees of the Board of Directors as follows:  Compensation Committee, $10,000; Audit Committee, $10,000; and Nominating Committee, $5,000.  Non-employee directors may receive additional fees for service on executive, strategic initiative, shareholder value and other special committees that the Board of Directors may from time to time establish.  Total compensation earned for fiscal 2007 for each of the non-employee Directors is detailed in the table below.

For fiscal 2007, the non-employee Directors were allowed, at their election, to receive all or one-half of their annual retainer fees for services as Directors and as Chairpersons of Committees (“annual retainer fees”) in the form of stock units or shares of Common Stock pursuant to the Corporation’s 2005 Stock Equity Plan (the “Stock Equity Plan”).  On January 17, 2007, an aggregate of 4,338 shares were awarded to the following Directors who elected to participate in the Stock Equity Plan:  Mr. Donahue, 638 shares; Mr. Hoff, 893 shares; Mr. Markell, 638 shares; Mr. Skates, 893 shares; Mr. Thorndike, 638 shares; and Ms. Wagner, 638 shares.  In addition, the non-employee Directors receive an annual stock option award granted at fair market value on the date of each annual meeting of stockholders.  This award is valued at $50,000 based on the Black-Scholes option pricing model.  Options for 4,758 shares of Common Stock each, or an aggregate of 38,064 shares, were granted on January 17, 2007 at an exercise price of $39.18 per share to all non-employee Directors.  All such options have a term of five years from the date of grant, are exercisable immediately and (except for transfers to or for the benefit of the Director’s immediate family) are non-transferable otherwise than by will or the laws of descent and distribution.  Both the stock grant and option awards were fully vested on the date of grant.

Directors’ Compensation Table - 2007

					Change in
					Pension
					Value and
	Fees			Non-Equity	Non-qualified	All
	Earned or			Incentive Plan	Deferred	Other
	Paid in	Stock	Option	Compensation	Compensation	Comp	Total
Name of Director	Cash ($)(1)	Awards($)(2)	Awards($)(3)(4)	($)(5)	Earnings(5)	($)(5)	($)

Kathleen Foley Curley	45,000	0	50,000	0	0	0	95,000
Richard K. Donahue	12,500	25,000	50,000	0	0	0	87,500
Edward J. Hoff	13,750	35,000	50,000	0	0	0	98,750
Arnold S. Lerner	46,250	0	50,000	0	0	0	96,250
Peter K. Markell	21,250	25,000	50,000	0	0	0	96,250
Ronald L. Skates	21,250	35,000	50,000	0	0	0	106,250
W. Nicholas Thorndike	13,750	25,000	50,000	0	0	0	88,750
Susan L. Wagner	13,750	25,000	50,000	0	0	0	88,750

(1)	This column includes Board and Committee meeting fees paid in cash. It also includes annual retainers and committee retainers.

(2)

This column reflects the value of the stock grants that were awarded to those Directors who chose to participate in the Stock Equity Plan and receive their annual retainer and committee retainer in shares of stock.

(3)	This column reflects the Black-Scholes value of the annual stock option awards granted at the closing market price on January 17, 2007, the date of the annual meeting of stockholders.

(4)	Non-employee Directors had the following aggregate stock options outstanding at the end of fiscal 2007:

Stock Options Outstanding (#)

Kathleen Foley Curley	23,727
Richard K. Donahue	25,227
Edward J. Hoff	30,477
Arnold S. Lerner	25,227
Peter K. Markell	14,727
Ronald L. Skates	28,227
W. Nicholas Thorndike	4,758
Susan L. Wagner	14,727

(5)

These columns were intentionally left blank.  The non-employee Directors do not receive non-equity incentive plan compensation, pension, or non-qualified deferred compensation, nor did they receive any other form of compensation.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process.

Management is responsible for the preparation, presentation, and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  The Corporation’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended September 29, 2007 with the Corporation’s management and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61 as amended, “Communication with Audit Committees”.  In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, for filing with the Securities and Exchange Commission.

Ronald L. Skates                  Arnold S. Lerner                   Peter K. Markell

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The goals of our Executive Compensation Program are to:

•	attract and retain high quality management talent and to motivate them to build and sustain value for shareholders;
•

provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to us; and

•	establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

Our Executive Compensation Program is designed to accomplish these goals by providing an annual incentive to motivate executives to achieve our annual earnings goals and two long-term incentives tying executives’ compensation to the results of the business decisions they make and to the creation of shareholder value over the long term.

Compensation Elements

The cash- and stock-based, short- and long-term components of our Executive Compensation Program begin with a total compensation amount established for each executive officer.  In determining total compensation amounts, the Committee considers the following:

•

compensation data of companies of a similar revenue size, in similar markets and in regional areas in which we compete for executive talent. Those companies are listed above on page 8. However, there is no attempt to benchmark total compensation of executive officers to particular levels (e.g., median, salary midpoint) within the survey group data. The Committee reviews the compensation data to make sure that the total compensation paid to our executives remain competitive.

•

the total compensation earned by executives over the past four years as provided on tally sheets provided to the Committee. The tally sheet information provides confirmation to the Committee that our compensation program is indeed performance-based.

•	the Corporation’s initiatives for the new fiscal year, and the challenges in achieving those initiatives.
•	the performance of our executives.
•	individual job responsibilities of our executives.

Our Executive Compensation Program is designed such that three of the four compensation components are variable; therefore, total compensation can fluctuate significantly year-to-year if performance targets are exceeded, achieved, or not attained.

Total compensation, as defined in our plan, is comprised of a fixed pay component, which is base salary, and up to three variable pay components, which consist of an annual cash bonus, a long-term stock incentive, and a long-term performance incentive.  The Committee uses as a guide a target pay mix for the four compensation components.  For the CEO, the target pay mix is 45 percent in fixed pay, 20 percent in annual cash bonus, 20 percent in the long-term stock incentive, and 15 percent in a long-term performance incentive.  For the other executive officers, the target pay mix is 50 percent in fixed pay, 20 percent in annual cash bonus, 15 percent in the long-term stock incentive, and 15 percent in the long-term performance incentive. The Committee believes it is reasonable and appropriate for executive officers to have at least half of their total compensation in the form of variable pay. The Committee further believes it is appropriate for the CEO to have a higher percentage of his total compensation in the form of variable pay because of the importance of his role to grow the Corporation and increase total shareholder returns.  The actual pay mix among all of these components may fluctuate year to year among individual executives.

The total compensation for fiscal 2007 for all of the executives, with the exception of Messrs. Nichols, Zimmerman, and Tobin, consisted of the four compensation components described above.  In light of Mr. Nichols’ retirement plans, the Committee did not believe it was appropriate to award him any long-term incentive awards.  Mr. Zimmerman, in his role as Vice President of Publishing, has his entire long-term incentive delivered as a long-term stock incentive, rather than a performance incentive, to encourage greater stock ownership and because the publishing segment is expected to have less impact on our return on assets (“ROA”) and more impact on our long-term shareholder value.  Mr. Tobin shifted roles in fiscal 2007, upon the announcement of Mr. Nichols’ intentions to retire, to focus on key customer relationships for National Publishing Company.  Mr. Tobin’s entire long-term incentive is delivered as a long-term stock incentive because as in the case of Mr. Zimmerman, Mr. Tobin’s role is expected to have more impact on our long-term shareholder value.

There is some disparity between the total compensation paid to our top three named executive officers and the other three named executive officers.  This is primarily because Messrs. Conway, Story and Nichols have a long tenure with us while the others have been promoted to their executive management roles only in recent years.

1.  Base Salary.  The base salary is designed to compensate executives for fulfilling their job responsibilities, their expected contribution to our performance, and to aid in their attraction and retention.  The base salary for Mr. Conway was increased by 9 percent for fiscal 2007 partly because of our strong fiscal year 2006 performance and partly because compensation data of CEO’s in companies of similar size or in similar industries show that Mr. Conway’s base salary for 2006 was below the median.  Mr. Story received a base increase of 15 percent and Mr. Folger received a base increase of 25 percent in recognition of their increase in job responsibilities due to their promotions to Chief Operating Officer and Chief Financial Officer respectively.  Mr. Nichols received a 4 percent increase in his salary for fiscal 2007.  Mr. Zimmerman received an 11 percent increase in his fiscal 2007 salary, which was reflective of his expanded role upon the acquisition of a new publishing subsidiary.    Mr. Tobin received no base increase for fiscal 2007.

At its meeting in November 2007, the Committee approved a 3 percent base salary increase for fiscal year 2008 for all executives, including the CEO.  In light of the significant adjustment in base salaries for most executives in fiscal 2007, the Committee does not believe there is any need to provide for any increases beyond a 3 percent increase to cover increases in cost of living.

2.  Annual Cash Bonus.  The annual cash bonus is intended to promote the achievement of our business goals and annual earnings objectives, and is entirely based on quantitative objectives established by the Committee at its November meeting.  An “annual cash bonus target” is set by the Committee for each executive for the fiscal year, which corresponds to an earnings target.  If the earnings target is met for the fiscal year, the executive earns his or her annual cash bonus target for the year.  The cash bonus plan provides for the actual amount of annual cash bonus awards to vary from 0 percent of target to 200 percent of target depending on the Corporation’s actual earnings for the fiscal year.  No annual cash bonus is earned unless a minimum earnings threshold is achieved, at which an executive earns 25 percent of the annual cash bonus target.  Earnings targets are set in 25 percent increments, from 25 percent to a maximum of 200 percent, at which an executive may earn that percentage of his annual cash bonus target based on the earnings target.

All executives had a portion of their annual cash bonus for fiscal 2007 based on an earnings per share target for the Corporation.  Earnings growth is a key measure that we use to measure our performance year to year.  Therefore, the Committee believes it is appropriate to use an earnings per share measure for the annual cash bonus.  With the exception of Messrs. Zimmerman and Tobin, the CEO and other named executives had 100 percent of their annual bonus based on our achieving the earnings per share target.  Mr. Zimmerman had one-third of his annual cash bonus based on our achieving the earnings per share target.  The other two-thirds of his cash bonus was based on a pretax income target for our publishing segment, which the Committee believes is an appropriate measure since he manages just this segment of the Corporation and pretax income of the segment is a primary measurement of his performance for the year.  Mr. Tobin had one-half of his annual cash bonus based on our achieving the earnings per share target.  The other one-half of his cash bonus was based on a pretax income target for our book manufacturing segment, which the Committee believes is an appropriate measure since Mr. Tobin managed this segment of the Corporation for a portion of the year before shifting to his current role in managing key account relationships for National Publishing Company.

The earnings targets for fiscal 2007 are listed below:

		0%	25%	50%	75%	100%	125%	150%	175%	200%
Earnings Per Share	< =	$2.04	$2.05	$2.10	$2.15	$2.20	$2.25	$2.30	$2.35	$2.40
Book Manufacturing Pretax Income ($000 omitted)	< =	$34,174	$34,175	$34,850	$35,525	$36,200	$36,875	$37,550	$38,225	$38,900
Publishing Segment Pretax Income ($000 omitted)	< =	$9,099	$9,100	$9,450	$9,800	$10,150	$10,500	$10,850	$11,200	$11,550

Based on our performance in fiscal 2007, all of the executives earned zero percent of their annual cash bonus target that was based on the earnings per share measure because the minimum earnings threshold target of $2.05 was not achieved.  Mr. Zimmerman earned zero percent of his bonus award that was based on the publishing segment pretax income target for fiscal 2007 since the minimum threshold earnings target of $9.1 million was not achieved in 2007. Therefore, Messrs. Conway, Story, Folger, Nichols, and Zimmerman earned no bonus award for fiscal 2007. Mr. Tobin earned zero percent of the annual cash bonus target that was based on the earnings per share measure; he earned 100 percent of his bonus that was based on the book manufacturing segment pretax income measure because the 100 percent earnings target for that segment was achieved for fiscal 2007.

While Mr. Nichols was not entitled to receive a cash bonus under our annual cash bonus plan for fiscal 2007, the Committee nevertheless awarded him a special cash award of $30,000 in recognition of his 30 years of extraordinary service with the Corporation as he transitions toward retirement in the coming year.  In the case of Mr. Folger, the Committee determined that the compensation paid to him is significantly below what is paid to Chief Financial Officers of companies in our peer group.  Accordingly, the Committee awarded him a discretionary cash bonus of $20,000.

Earnings targets for the fiscal 2008 annual cash bonus will continue to be based on earnings per share and pretax income targets established by the Committee.

Change in Control.  In the event we undergo a change in control, executives are entitled to receive a pro rata portion of their annual cash bonus target.  It is the Committee’s belief that making such awards pro rata based on the elapsed time period and target amount is a fair and reasonable manner in which to treat executives who, as a result of the change in control, may not have the opportunity to earn all of this incentive.

3.  Long-Term Stock Incentive (“LTSI”).  The LTSI is comprised of awards of stock options and restricted stock under the Courier Corporation Amended and Restated 1993 Stock Incentive Plan approved by shareholders in November 2004. The Committee believes that stock-based awards closely align the interests of the executive officers with those of our shareholders.  The value of stock option awards cannot be realized unless an appreciation in the price of our Common Stock occurs over a number of years.  Similarly, the value of restricted stock awards will fluctuate with the value of our Common Stock.  We use a mix of options and restricted stock in order to control our annual run rate and minimize dilution.

Stock Option Awards.  One-half of the compensation value under the LTSI is delivered as a stock option.  The Committee uses the Black-Scholes option-pricing model to determine the number of shares that correspond to the compensation value to be delivered through a stock option.  The Committee awards the stock option with an exercise price equal to the fair market value of the Corporation’s Common Stock on the date of the award.  Beginning with awards for fiscal 2006, the Committee granted stock option awards with a five-year term.  Stock option awards granted as part of the LTSI vest in equal amounts annually over a three-year period.

Restricted Stock Grants.  The other half of the compensation value to be delivered under the LTSI is awarded as a restricted stock grant which vests in full three years following the date of the grant.  Executives receive dividends on unvested shares during the restricted period in the same amount and manner as are paid to all shareholders.  In addition, we provide tax assistance to the executive of up to 30 percent of the taxable value realized upon vesting of the restricted stock grant in order to encourage our executives to retain their shares of our Common Stock and not to sell them to meet tax obligations that result from the vesting.

In addition to the LTSI awarded under the Executive Compensation Program, the Committee may also make discretionary stock awards for special purposes.   In fiscal 2007, the Committee awarded a restricted stock award in November 2006 to Mr. Conway in recognition of our strong fiscal 2006 earnings performance; to Mr. Story in recognition of his promotion to Executive Vice President and Chief Operating Officer; and to Mr. Folger in recognition of his promotion to Senior Vice President and Chief Financial Officer.  A description of these awards including the number of shares granted to these individuals is set forth in the Grant of Plan-based Awards table.

Change in Control.  If we should undergo a change in control, all outstanding restricted stock grants for the executives will vest and all outstanding stock options will become fully exercisable.  It is the Committee’s belief that accelerating such awards is a fair and reasonable manner in which to treat executives who, as a result of the change in control, could otherwise forfeit the value of these incentives.

4.  Long-Term Performance Incentive (“LTPI”).  The LTPI is a cash award earned by executive officers based upon our achieving an average return on asset (ROA) target over a three-year performance period as compared against our peer group’s average ROA over a comparable three-year performance period.  The Committee believes the three-year ROA measure is an effective way to encourage executives to manage our operations responsibly and to invest in our business wisely so that our ROA exceeds the performance of our industry peers over the long-term. ROA is a financial measure typically used in industries where investments in equipment are a critical component of performance.

The LTPI earned at the close of fiscal 2007 is the 2005 LTPI, which covers the three-year performance period of fiscal 2005, 2006, and 2007.  The award is earned if our average ROA for this period exceeds by 5 percent or more our peer group’s average ROA for a comparable period.  Since our average ROA for this three-year period was 11.9 percent and our peer group’s average ROA for the comparable period was 5.3 percent, the 2005 LTPI was earned.   The peer group of companies for the 2005 LTPI originally consisted of Banta Company; Bowne & Co.; Cadmus Communications Corporation; Ennis Business Forms, Inc.; The Standard Register Company; Thomas Nelson, Inc.; and John Wiley & Sons, Inc.  The Committee selects the peer group of companies based on a variety of factors including market capitalization, annual revenues, industry, and number of employees.  During the three-year performance period of the 2005 LTPI, Thomas Nelson, Inc. became a privately owned company in 2006, Banta Corporation was acquired by R.R. Donnelley & Sons in 2006; and Cadmus Communications Corporation was acquired by

Cenveo, Inc. in 2007.  As a result, these companies were excluded in the calculation of the three-year Peer Group ROA.

The 2005 LTPI awards were approved at the Committee’s November 2007 meeting and paid out soon thereafter.  The 2006 LTPI which covers the three-year period of fiscal 2006, 2007, and 2008, and the 2007 LTPI which covers the three-year period of fiscal 2007, 2008, and 2009 will be earned if our average ROA exceeds by 5 percent or more our peer group’s for the comparable three-year period.   The peer group of companies for fiscal 2006 and 2007 LTPI will consist of Bowne & Co.; Ennis Business Forms, Inc.; The Standard Register Company; John Wiley & Sons. Inc.; Consolidated Graphics; Scholastic, Inc. and Borders Group, Inc.

Change in Control.  In the event we undergo a change in control, executives are entitled to receive a pro rata portion of their target LTPI awards.  It is the Committee’s belief that making such awards pro rata based on the elapsed time period is a fair and reasonable manner in which to treat executives who, as a result of the change in control, may not have an opportunity to earn these incentives.

Other Benefits and Perquisites

Executives generally receive the same healthcare benefits, life and disability insurance, and vacation benefits as other employees.  The executives participate in the same manner as all employees in the Courier Profit Sharing and Savings Plan, which is our retirement plan.   The plan provides all non-union employees with a 401k savings feature, a company matching contribution, and an annual profit sharing contribution.

We provide executives with certain limited perquisites and other personal benefits that the Committee believes are reasonable and appropriate for attracting and retaining executives for key positions.  Executives receive a monthly car allowance, with Mr. Conway receiving a car allowance of $1,408 per month and the other named executive officers receiving an allowance of $1,179 per month.  This amount is normally adjusted annually in January by the same percentage as the percentage increase in the annual IRS mileage reimbursement rate.  We pay the annual dues, plus tax assistance on the value of the dues, associated with a country club membership for Messrs. Conway and Nichols, other club membership dues for Messrs. Conway and Nichols, and the annual tax preparation and planning fees for Mr. Nichols.  Messrs. Conway, Nichols, and Story participate in the Courier Corporation Deferred Compensation Program, which is a non-qualified, unfunded plan that provides for an annual award.  The annual award is the difference between what our annual profit sharing contribution would have been but for the IRS-mandated compensation maximum and the actual profit sharing contribution made to the participant’s account in the Courier Profit Sharing and Savings Plan for the plan year (which is a calendar year).   Interest is credited annually based on the investment return of one of four mutual funds within the Courier Profit Sharing and Savings Plan that the participant elects prior to the beginning of the plan year.  Messrs. Conway, Nichols, and Story make no contributions to the plan.

Senior Executive Severance Program

Our Board of Directors determined that it is appropriate to reinforce and encourage the continued attention and dedication of senior members of our management to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control.  In December 2005, the Board of Directors approved the Amended and Restated Senior Executive Severance Program which sets forth the severance compensation which we will pay to certain executives in the event that the executive’s employment with us terminates under certain circumstances if we should undergo a change in control.

Messrs. Conway, Nichols, Story, Folger, Zimmerman, and Tobin are participants in our Senior Executive Severance Program (the “Severance Program”).  In accordance with the Severance Program, if we should undergo a “change in control,” as defined in the Severance Program, while one of these individuals is an employee, and his employment is subsequently terminated for reasons other than death, disability, or termination for cause, he shall be entitled to a severance payment and continuation of participation in our group health plan until the end of the second calendar year following the year of termination.

The occurrence or potential occurrence of a change in control transaction creates uncertainty regarding the continued employment of executive officers; and often times, such transactions are immediately followed by significant organizational changes, especially at the senior officer level.  In order to encourage executive officers to remain with us to create shareholder value and to obtain the highest value possible should we be acquired in the future, we have agreed to provide the severance benefits described above should their employment be terminated following the transaction.  In order to give the executives comfort that the obligations under the Severance Program will be fulfilled by any acquirer, we have provided for payment of severance benefits on termination by the executive for “good reason” (e.g., as a result of changes in title, responsibilities or salary), and which includes termination by the individual for any reason during a 30-day window commencing on the first anniversary of the change in control.  We provided this window period whereby the executive can resign and receive his severance to encourage the executive to remain employed for at least one year after the transaction to provide transition assistance to the acquirer.  No tax gross-up payment is provided under the Severance Program because of cost consideration.  It is the Committee’s belief that the benefits provided under our Severance Plan are consistent with severance benefits provided by other companies of similar size and in similar industries as us.

Supplemental Retirement Benefit Agreement

In June 1992, our Board of Directors approved a Supplemental Retirement Benefit Agreement with Mr. Nichols providing for a supplemental retirement benefit upon his retirement to encourage Mr. Nichols to remain with us at least until age 70.  The annual amount of the benefit Mr. Nichols is to receive is $70,000 upon retirement at or over age 70.  Mr. Nichols is currently age 78, and is still employed by us.  This benefit is more fully described in the section titled, “Pension Benefits.”

Other than Mr. Nichols, we have not entered into a supplemental retirement benefit agreement with any executive.

Employment Agreements

In light of Mr. Nichols’ importance to the success of our subsidiary, National Publishing Company, we entered into an employment agreement with Mr. Nichols effective as of March 3, 1993.  Mr. Nichols became Chairman of National Publishing Company in 2000, having served as President since 1976.  Mr. Nichols currently works full time.  The employment agreement provides that Mr. Nichols may elect part-time employment at a reduced level of compensation with current benefits remaining unchanged. We may not terminate Mr. Nichol’s employment other than for cause.

Other than Mr. Nichols, we have not entered into an employment agreement with any executive.

Tax Deductibility of Compensation

In its deliberations, the Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Committee considers commensurate with their responsibilities and achievements. We have not adopted a policy that all executive compensation be fully deductible.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

We, the Compensation Committee of the Board of Directors of Courier Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended September 29, 2007.

Compensation Committee of the Board of Directors

Kathleen Foley Curley	Peter K. Markell
Richard K. Donahue	Ronald L. Skates
Edward J. Hoff	W. Nicholas Thorndike
Arnold S. Lerner	Susan L. Wagner

Summary Compensation Table

The following narrative, table, and footnotes describe the “total compensation” earned during fiscal 2007 by our Named Executive Officers (“executives”).

The table discloses compensation information for the Chief Executive Officer, those who served as Chief Financial Officer during fiscal 2007, and the three highest paid other executives as follows: Chief Executive Officer, James F. Conway, III; the Chief Operating Officer, Robert P. Story, Jr., who also served as Chief Financial Officer of the Corporation until his promotion to his current position in November 2006; the Chief Financial Officer, Peter M. Folger, who was promoted to this position in November 2006; George Q. Nichols, Chairman of National Publishing Company; Eric J. Zimmerman, Vice President, Publishing; and Peter Tobin, Executive Vice President, National Publishing Company.

The table discloses the salary of each executive. “Salary” is base salary paid during the fiscal year before salary reduction contributions to health insurance plans and to the Courier Profit Sharing and Savings Plan.

The amounts reported under the heading, “Bonus”, reflect discretionary, non-performance-based awards granted to Mr. Nichols and Mr. Folger, as described in the “Compensation Discussion and Analysis” section above.

The amounts reported under the heading, “Stock Awards”, reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ending September 29, 2007, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), for awards of restricted stock grants subject to time-based vesting, which were granted in prior fiscal years and in fiscal 2007. The amounts reported under the heading, “Option Awards”, reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ending September 29, 2007, in accordance with SFAS 123R, for awards of stock options subject to time-based vesting, which were granted in prior fiscal years and in fiscal 2007. Grants of restricted stock and stock options are explained in detail in the “Compensation Discussion and Analysis” section above.

Amounts listed as “Non Equity Incentive Plan Compensation” were earned in fiscal 2007 under the annual cash bonus for fiscal 2007 and the 2005 LTPI for the three-year performance period ended September 29, 2007, as described more fully in the “Compensation Discussion and Analysis” section above. These amounts were approved for payment by the Compensation Committee on November 7, 2007, and paid shortly thereafter. We have omitted the column with the heading, “Change in Pension Value and Non Qualified Deferred Compensation Earnings,” as we do not consider the interest credited under the Deferred Compensation Plan as above market. While we do provide a supplemental pension benefit for Mr. Nichols, that benefit has been fully accrued as Mr. Nichols is age 78.

Amounts listed under the heading, “All Other Compensation”, show the combined value of the executive’s perquisites, such as automobile allowance, payment of country club dues, club membership dues, and financial planning; tax assistance on amounts taxable as compensation as a result of vesting of restricted stock grant awards, payment of country club dues, and other tax reimbursements on imputed income; company contributions to the Courier Profit Sharing and Savings Plan and the Deferred Compensation Plan; and group-term life insurance premiums.

Summary Compensation Table — 2007

						Non-Equity
						Incentive	All
				Stock	Option	Plan	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

James F. Conway III	2007	499,202	0	85,666	46,014	135,000	134,942	900,824
Chairman, President and Chief Executive Officer

Robert P. Story, Jr.	2007	399,011	0	65,139	40,184	120,000	95,936	720,270
Executive Vice President and Chief Operating Officer

Peter M. Folger	2007	249,038	20,000	24,392	9,077	25,000	40,852	368,359
Senior Vice President and Chief Financial Officer

George Q. Nichols	2007	389,523	30,000	0	—	0	98,428	517,951
Senior Vice President; and Chairman of National Publishing Company

Eric J. Zimmerman	2007	199,620	0	21,735	16,490	0	43,952	281,797
Vice President, Publishing

Peter A. Tobin	2007	159,566	0	17,719	13,410	69,000	38,996	298,691
Executive Vice President, National Publishing Company

(1)          The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 29, 2007, in accordance with SFAS 123R but disregarding the estimate of forfeitures related to service-based vesting conditions of awards of restricted stock which were granted in and prior to 2007. Refer to note F to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 29, 2007, for a discussion of the relevant assumptions used in calculating the compensation expense.

(2)          The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 29, 2007, in accordance with SFAS 123R but disregarding the estimate of forfeitures related to service-based vesting conditions of awards of stock options which were granted in and prior to 2007. Refer to note F to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 29, 2007, for a discussion of the relevant assumptions used in calculating the compensation expense.

(3)          Awards of Non Equity Incentive Plan Compensation were earned under the annual cash bonus for 2007 and the fiscal 2005 LTPI as provided in the following chart:

	J. F. Conway III	R. P. Story	P. M. Folger	G. Q. Nichols	E. J. Zimmerman	P. Tobin

2007 Annual Cash Bonus	$0	$0	$0	$0	$0	$25,000
2005 Long-Term Incentive Plan	$135,000	$120,000	$25,000	$0	$0	$44,000

(4)          The table below presents an itemized account of “All Other Compensation” paid in 2007 to or on behalf of the executives in accordance with the Commission’s rules and regulations.

All Other Compensation

	J. F. Conway III	R. P. Story	P. Folger	G. Q. Nichols	E. Zimmerman	P. Tobin
Perquisites(a)	$28,314	$13,857	$13,857	$27,566	$13,512	$13,857

Tax assistance(b)	$30,439	$20,779	$6,133	$4,163	$10,215	$7,192

Company contributions(c)
profit sharing contribution to Courier PSSP	$15,400	$15,400	$15,400	$18,700	$15,400	$14,300
401k matching contribution	$5,723	$5,155	$4,714	$5,036	$4,209	$3,138
Deferred Compensation Plan	$53,570	$39,525	$0	$41,741	$0	$0

Life insurance premiums(d)	$1,496	$1,221	$748	$1,223	$616	$509

(a)          Amounts listed are the value of executive’s perquisites: automobile allowance, payment of country club dues and club memberships, and payment of financial planning services. Amount does not include any amounts for the following perquisite because no incremental costs were incurred in fiscal 2007: The Corporation purchases season tickets for sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executives and other employees may have opportunities to use these tickets.

(b)         Amounts listed represent the tax assistance paid upon the vesting of the restricted stock award, equal to 30 percent of the amount that is taxable as income to the executive for the fiscal year, tax assistance paid on country club dues; and tax reimbursement on imputed income on company-sponsored sales event in which the executive and spouse (if applicable) attended.

(c)          Represents amount paid to the profit sharing and 401k matching contribution accounts in the Courier Profit Sharing and Savings Plan and contributions made to the Deferred Compensation Plan in fiscal 2007.

(d)         Company cost of group-term life insurance premiums.

Grant of Plan-based Awards

During fiscal 2007, the Compensation Committee granted the following plan-based awards:

1.     An annual cash bonus, subject to minimum earnings performance thresholds for fiscal 2007.

2.     The 2007 LTPI, to be earned at the end of a three-year performance period (fiscal 2007, 2008, and 2009), subject to the Corporation exceeding its peer group’s three-year average ROA. Since a three-year long-term performance incentive is normally granted each year, there are three overlapping long-term performance incentive awards outstanding at any time.

3.     Special awards of restricted stock to Messrs. Conway, Story, and Folger.

4.     Restricted stock grant and stock option awards under the LTSI as part of executives’ fiscal 2008 compensation.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the Grant of Plan-based Awards Table below and is explained more fully in the “Compensation Discussion and Analysis” section above.

The Compensation Committee granted restricted stock grants and stock option awards as part of the executive’s fiscal 2008 compensation at the Committee’s last meeting in fiscal 2007. The restricted stock grants awarded to executives in fiscal 2007 vest in full three years following the date of the grant. Stock option awards vest in equal amounts annually over a three-year period. The restricted stock grant awarded to Mr. Conway in November 2006 was awarded as special recognition of our strong fiscal 2006 performance. The restricted stock grants awarded to Mr. Story and Mr. Folger were in recognition of the promotions to the current roles each of them assumed in November 2006.

Grants of Plan-Based Awards — 2007

					Stock	All Other
					Awards:	Option
		Estimated Future Payouts			Number	Awards:	Exercise
		Under Non-Equity			of	Number of	or Base	Grant Date
		Incentive Plan Awards(1)			Shares	Securities	Price of	Fair Value
					of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	Awards(5)

James F. Conway III
Annual Cash Bonus		95,000	380,000	760,000
LTPI			145,000
Stock Incentive Plan	11/7/2006				2,000	—	—	76,600
Stock Incentive Plan	9/18/2007					9,925	36.51	87,415
Stock Incentive Plan	9/18/2007				1,825			66,631

Robert P. Story, Jr.
Annual Cash Bonus		77,500	310,000	620,000
LTPI			130,000
Stock Incentive Plan	11/7/2006				1,000	—	—	38,300
Stock Incentive Plan	9/18/2007					8,675	36.51	76,406
Stock Incentive Plan	9/18/2007				1,600			58,416

Peter Folger
Annual Cash Bonus		31,250	125,000	250,000
LTPI			29,000
Stock Incentive Plan	11/7/2006				1,000	—	—	38,300
Stock Incentive Plan	9/18/2007					4,520	36.51	39,810
Stock Incentive Plan	9/18/2007				830			30,303

George Q. Nichols
Annual Cash Bonus		83,750	335,000	670,000

Eric Zimmerman
Annual Cash Bonus		28,750	115,000	230,000
Stock Incentive Plan	9/18/2007					3,535	36.51	31,135
Stock Incentive Plan	9/18/2007				650			23,732

Peter D. Tobin
Annual Cash Bonus		12,500	50,000	100,000

(1)   The amounts shown for the Annual Cash Bonus are the range of payouts that may be earned. If the minimum earnings threshold is met, the payout amount is 25% of the target bonus, as shown in the “Threshold” column above. If the minimum earnings threshold is not met, the payout amount is $0. The amount in the “Maximum” column reflects the maximum payout under the annual cash bonus program, which is 200 percent of the amount shown in the “Target” column. The target amount for the LTPI may be earned at the end of the three-year performance period of fiscal 2007, 2008, and 2009, as described in the Compensation Discussion and Analysis section above. These amounts were approved by the Committee on November 7, 2006.

(2)   Amounts shown in “All Other Stock Awards” column reflect shares of restricted stock granted in fiscal 2007. Awards vest in full three years following the date of grant. Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders.

(3)   The amounts shown in the “All Other Option Awards” column reflect stock options granted in fiscal 2007, which are for a term of five years and vest in equal amounts annually over a three-year period.

(4)   The stock option exercise price is the closing price of our Common Stock on the date of grant.

(5)   The grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the closing price of our Common Stock on the date of the award; and (b) for option awards, by using the Black-Scholes option pricing model, as described in Note F of the Corporation’s audited financial statements for fiscal 2007 included in the Corporation’s Annual Report. This value does not reflect estimated forfeitures or awards actually forfeited during the year or tax assistance on grants when they vest. The actual value, if any, that will be realized upon the exercise of an option will depend upon the difference between the exercise price of the option and the market price of our Common Stock on the date the option is exercised. The actual value realized by the executive with respect to a grant of restricted stock depends on the market value of the shares when the executive sells the shares after the shares have vested.

Outstanding Equity Awards at Fiscal Year-End — 2007

The following table sets forth information concerning stock options and stock awards which were outstanding as of September 29, 2007:

	Option Awards					Stock Awards
						Number of
	Number of	Number of				Shares or		Market Value
	Securities	Securities				Units of		of Shares or
	Underlying	Underlying	Option			Stock That		Units of Stock
	Unexercised	Unexercised	Exercise	Option		Have Not		That Have Not
	Options (#)	Options (#)	Price	Expiration		Vested		Vested
Name	Exercisable	Unexercisable	($)	Date		(#)		($)(1)

James F. Conway III	6,748		25.60	9/25/2008		1,679	(4)	59,118
	16,087		16.91	9/26/2009		1,672	(5)	58,871
	17,550		23.27	9/25/2010		2,000	(6)	70,420
	7,759		27.17	9/23/2011		1,825	(7)	64,258
	2,363	4,726	37.09	9/25/2011	(2)
	3,751	1,876	35.51	9/22/2012	(3)
		9,925	36.51	9/18/2012	(2)

Robert P. Story, Jr.	4,510		9.59	9/26/2008		1,462	(4)	51,477
	2,250		13.75	11/8/2008		1,463	(5)	51,512
	16,762		16.91	9/26/2009		1,000	(6)	35,210
	20,699		23.27	9/25/2010		1,600	(7)	56,336
	6,726		27.17	9/23/2011
	2,068	4,135	37.09	9/25/2011	(2)
	3,267	1,634	35.51	9/22/2012	(3)
		8,675	36.51	9/18/2012	(2)

Peter M. Folger	5,062		16.91	9/26/2009		325	(4)	11,443
	5,062		23.27	9/25/2010		334	(5)	11,760
	1,449		27.17	9/23/2011		1,000	(6)	35,210
	473	945	37.09	9/25/2011	(2)	830	(7)	29,224
	726	363	35.51	9/22/2012	(3)
		4,520	36.51	9/18/2012	(2)

Eric J. Zimmerman	842	1,683	37.09	9/25/2011	(2)	607	(4)	21,372
	677	678	35.51	9/22/2012	(3)	596	(5)	20,985
		3,535	36.51	9/18/2012	(2)	650	(7)	22,887

Peter Tobin	5,062		9.59	9/26/2008		498	(4)	17,535
	6,750		16.91	9/26/2009		481	(5)	16,936
	6,749		23.27	9/25/2010
	2,328		27.17	9/23/2011
	680	1,358	37.09	9/25/2011	(2)
	1,113	557	35.51	9/22/2012	(3)

(1)   The market value is the closing price per share of our Common Stock of $35.21 per share on September 28, 2007, multiplied by the number of unvested shares of Common Stock.

(2)   Stock option award has a five-year term and vests in equal installments on the anniversary date of grant over a three-year period.

(3)   Stock option award has a seven-year term and vests in equal installments on the anniversary date of grant over a three-year period.

(4)     Award vests on 9/22/2008.

(5)     Award vests on 9/25/2009.

(6)     Award vests on 11/7/2009.

(7)     Award vests on 9/18/2010.

Option Exercises and Stock Vested — 2007

The following table sets forth information concerning stock option exercises and vesting of restricted stock during fiscal 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)

James F. Conway III	7,875	173,288	2,163	79,901

Robert P. Story, Jr.	2,628	88,091	1,875	69,263

Peter M. Folger	0	0	403	14,887

Eric J. Zimmerman	13,647	238,794	793	29,293

Peter D. Tobin	5,062	160,820	649	23,974

(1)             Represents the amounts realized based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

(2)             Represents the amount realized based on the market price of our Common Stock on the vesting date. These restricted stock awards were granted in fiscal 2004 and vested in fiscal 2007.

Nonqualified Deferred Compensation

In November 1997, we established the Courier Corporation Deferred Compensation Program for certain key executives. The current eligible participants in the plan are Messrs. Conway, Story, and Nichols. The plan is a non-qualified, unfunded plan that provides for an annual award. The annual award is the difference between what the company annual profit sharing contribution would have been if not limited to the IRS-mandated compensation maximum and the actual profit sharing contribution made to the participant’s account in the Courier Profit Sharing and Savings Plan for the plan year (which is a calendar year). The participants make no contributions to the plan.

Amounts are accrued and recorded in each participant’s Deferred Compensation Account. Interest is credited annually based on the investment return of one of four mutual funds within the Courier Profit Sharing and Savings Plan that the participant elects prior to the beginning of the plan year. We do not consider the interest credited to be above-market as the fund choices are available to all participants in the Savings Plan. All of the participants are fully vested in the amounts credited to their Deferred Compensation Account. Participants are eligible for a distribution of their accrued account upon retirement, termination of employment, disability, or to their beneficiary upon death.

The following table provides information with respect to the Deferred Compensation Accounts of the eligible executives:

Nonqualified Deferred Compensation — 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($)	($)(1)	($)	($)	($)(2)

J. F. Conway III	0	53,570	39,563	0	458,778
R. P. Story, Jr.	0	39,525	34,828	0	396,242
G. Q. Nichols	0	41,741	23,900	0	516,591

(1)             Amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table.

(2)             Represents the sum of all contributions and earnings credited to the participant’s Deferred Compensation Account as of the end of fiscal 2007.

Pension Benefits

In June 1992, the Board of Directors approved a Supplemental Retirement Benefit Agreement with Mr. Nichols providing for a supplement retirement benefit upon his retirement at or over age 70. On November 9, 2000, the Board of Directors voted to increase the annual amount of the benefit to $70,000 upon retirement at or over age 70. Mr. Nichols is currently age 78, and is still employed by the Corporation.

The Supplemental Retirement Benefit Agreement provides that the benefit would be payable as a single life annuity, payable in monthly installments commencing the first of the calendar month following his retirement. Before his retirement, Mr. Nichols may elect to have the benefit paid in an amount actuarially equivalent to the single life annuity and in the same form as the benefit he elects for his pension annuity. Mr. Nichols’ pension annuity is the benefit he earned through his participation in the National Publishing Company pension plan, which was terminated in 1988. He has elected to receive his pension annuity as a 50 percent joint and survivor annuity.

In the event that Mr. Nichols dies before he retires and is survived by his spouse, a monthly benefit will be paid to his spouse for her life in an amount equal to the benefit she would have received upon Mr. Nichols’ death had he retired on the day preceding his death. If Mr. Nichols has not selected an alternative form of annuity before his death, the spousal benefit will be determined as if he had selected a joint and 100 percent survivor annuity. In the event we undergo a “change in control” (as defined in the Supplemental Retirement Benefit Agreement) during Mr. Nichols’ employment or the payment period of the benefit, the “commuted value” of the benefit will be paid to Mr. Nichols within 60 days after the change in control. The commuted value of the benefit is the present value of the benefit remaining to be paid at the time of the change in control, assuming that Mr. and Mrs. Nichols will survive for a period equal to their joint and last survivor life expectancies, and applying a rate of interest equal to the Internal Revenue Service applicable federal rate for that period.

Pension Benefits — 2007

Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)

George Q. Nichols	Supplemental Retirement Benefit Agreement	n/a	507,971	0

Potential Payments Upon Termination or Change in Control

This section describes particular benefits that may become payable to executives, depending on the circumstances surrounding their termination of employment following a change in control of the Corporation. As described earlier, our Board of Directors approved the Severance Program which sets forth the severance compensation which we will pay to an executive in the event that executive’s employment with us terminates under certain circumstances following a change in control. The Compensation Committee established provisions for determining what amounts under the Executive Compensation Program would become payable to an executive upon a change in control. In addition, account balances provided in the Courier Corporation Deferred Compensation Program are immediately payable upon a change in control.

In calculating the amount of any potential payments to executive officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment) occurred on the last day of the fiscal year, September 29, 2007, and that the price per share of our Common Stock is equal to $35.21, which is the closing price on September 28, 2007, the last trading day in fiscal 2007.

Senior Executive Severance Program

Messrs. Conway, Nichols, Story, Folger, Zimmerman, and Tobin are participants in the Severance Program. In accordance with the Severance Program, if we undergo a “change in control”, as defined in the Severance Program, while one of these individuals remains an employee, and his employment is subsequently terminated for reasons other than death, disability, or termination for cause, he shall be entitled to a severance payment and continuation of participation in our group health plan until the end of the second calendar year following the year of termination. In addition, each such individual shall receive a severance payment and benefits if within two years of the change in control, he terminates his employment for “good reason,” defined in the Severance Program to include changes in his duties or titles inconsistent with his duties or titles prior to the change in control, reduction in his base salary or failure to increase his base salary by at least the average percentage increase for all corporate officers, reduction or termination of incentive or benefit plans or programs in which he participated prior to the change in control, or relocation of our principal offices. Termination by the individual for any reason during a

30-day window commencing on the first anniversary of the change in control is also considered “good reason” for purposes of the Severance Program.

The severance payment, which is due in a lump sum, is an amount equal to a multiple of 3.0 times the individual’s average annual salary and bonus paid or deferred during the five calendar years preceding the change in control, except in the case of Mr. Zimmerman and Mr. Tobin, the multiple is 2.0. Payment of the severance may be delayed up to six months after termination of employment to the extent necessary to comply with the requirement of Section 409A of the Internal Revenue Code and may also be reduced if the aggregate payment of amounts under the Severance Program and the Executive Compensation Program discussed below would trigger the payment of excise taxes under the Internal Revenue Code and the individual would be better off on an after-tax basis with such reduction. At the sole discretion of the Board of Directors, we may choose to set aside funds in a trust to satisfy its severance obligations.

Executive Compensation Program

Under the Executive Compensation Program (the “Program”), upon a “change in control” as defined in the Program, executives are entitled to receive a pro rata portion of the annual cash bonus target and target long term performance incentive awarded under the Program. Cash awards will be pro rated based on the number of elapsed days in the performance period from the start of the period through the date of the closing of the change in control transaction divided by the total days in the performance period.

Long-term stock incentive awards under the Program consist of a combination of stock options and restricted stock grants. Upon a change in control, outstanding restricted stock grants vest and related tax assistance payments will be made. In addition, outstanding stock options become fully exercisable.

Courier Corporation Deferred Compensation Program

As described earlier, Messrs. Conway, Nichols, and Story participate in the Deferred Compensation Program, which is a non-qualified, unfunded plan that provides for an annual award. Upon a change in control of the Corporation as defined in the Deferred Compensation program, the executive has the right to receive a distribution of his account value as of the December 31 preceding the change in control, adjusted for earnings or losses based on the total investment return of the executive’s investment choice from January 1 through the date of the change in control. Account balances as of our most recent fiscal year end are listed in the Nonqualified Deferred Compensation Table.

Potential Payments Upon Termination or Change in Control Table

Amounts assume a Change in Control and simultaneous termination of employment of each listed executive as of September 29, 2007.

	Executive Severance Program		Executive Compensation Program
					Stock	Stock
Name	Cash Award(1)	Benefits(2)	Cash(3)	LTIP(4)	Options(5)	Grants(6)	Total(7)

James F. Conway III	$2,523,564	$33,652	$135,000	$141,667	$0	$188,409	$3,022,291

Robert P. Story, Jr.	$2,028,296	$33,652	$120,000	$126,667	$0	$138,199	$2,446,814

Peter M. Folger	$834,020	$33,652	$25,000	$27,000	$0	$58,413	$978,086

George Q. Nichols	$2,006,254	$49,619	$0	$0	$0	$0	$2,055,873

Eric Zimmerman	$445,528	$33,652	$0	$0	$0	$42,358	$521,538

Peter Tobin	$769,115	$33,652	$69,000	$30,000	$0	$34,471	$936,237

(1)          Cash payments under the Senior Executive Severance Program are equal to three times the individual’s average annual salary and cash incentives paid during the five calendar years preceding the change in control for Messrs. Conway, Story, Folger, and Nichols. In the case of Mr. Zimmerman and Mr. Tobin, the cash amount is equal to two times the average annual salary and cash incentives paid during the five calendar years preceding the change in control.

(2)          Value of current medical insurance coverage with estimated annual 10 percent premium increases; coverage for 27 months.

(3)          Non-equity incentive compensation earned for fiscal 2007. See Summary Compensation Table for explanation of amounts.

(4)          Pro rata amounts through the date of the change in control transaction under the fiscal 2006 and 2007 LTPI plans.

(5)          The closing price of our Common Stock on September 28, 2007 (the last trading day of fiscal 2007) is less than the exercise price of the outstanding unvested options; therefore, the amount reported is $0.

(6)          Amounts listed are the value of restricted stock grants, based on the closing price of our Common Stock on September 28, 2007, that become vested upon a change in control.

(7)          The actual amounts payable to an executive upon termination due to a change in control would be reduced if the aggregate payment of amounts under the Severance Program and the Executive Compensation Program would trigger the payment of excise taxes under the Internal Revenue Code, and the executive would be better off on an after-tax basis with such reduction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Based on a review of the reports of changes in beneficial ownership of the Corporation’s Common Stock and written representations furnished to the Corporation, the Corporation believes that its executive officers, Directors and beneficial owners of more than ten percent of the Corporation’s Common Stock filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 29, 2007, except for Kathleen M. Leon who filed Form 3 on May 8, 2007 as a result of her appointment to Corporate Controller on November 13, 2006 and to report a stock grant award on December 7, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                The Compensation Committee consists of Messrs. Donahue, Hoff, Lerner, Markell, Skates and Thorndike and Ms. Wagner and Prof. Curley.  Mr. Conway is a Director of Enterprise Bancorp Inc. (“Enterprise”) in Lowell, Massachusetts and a member of the Enterprise compensation committee.  Mr. Lerner is a Director and Vice Chairman of the Board of Directors of Enterprise and a member of its compensation committee.  However, Mr. Lerner is not employed as an “executive officer” of Enterprise and is “independent” as defined in the applicable provisions of Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

ITEM 2:  RATIFICATION AND APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

                The Audit Committee has selected the firm of Deloitte & Touche LLP to be the Corporation’s independent auditors for the fiscal year ending September 27, 2008.  The firm became independent auditors for the Corporation in 1996.

                Although the Corporation is not required to submit the ratification and approval of the selection of its independent auditors to a vote of stockholders, the Board of Directors and the Audit Committee believe it is sound policy and in the best interests of the stockholders to do so.  In the event a majority of the votes cast are against the selection of Deloitte & Touche LLP, the Audit Committee will consider the vote and the reasons therefore in its future selection of independent auditors.

Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so.  They will be available to respond to appropriate questions.

The Board of Directors recommends that the selection of Deloitte & Touche LLP as independent auditors for the Corporation be ratified and approved, and therefore recommends a vote FOR this proposal.

FEES PAID TO DELOITTE & TOUCHE LLP

Audit Fees

Total aggregate fees billed by Deloitte & Touche LLP for professional services in connection with the audit and review of the Corporation’s Consolidated Financial Statements, and consultation regarding financial accounting and reporting standards were $592,500 and $645,000 in fiscal 2007 and 2006, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP were $9,500 and $0 in fiscal 2007 and 2006, respectively.

Tax Fees

The aggregate fees billed for services rendered by Deloitte & Touche LLP tax personnel, except those services specifically related to the audit of the financial statements, were $17,500 and $17,000 in fiscal 2007 and 2006, respectively.  Such services include tax planning, tax return reviews, and tax compliance.

All Other Fees

Except as reported above, no other fees were billed by Deloitte & Touche LLP in fiscal 2007 and 2006.

                The Audit Committee has advised the Corporation that in its opinion the non-audit services rendered by Deloitte & Touche LLP are compatible with maintaining the independence of the auditor.

In April 2003, the Audit Committee established a policy to pre-approve all audit and non-audit services proposed to be provided by our independent auditor prior to management engaging the auditor for that purpose.  Consideration and approval of such services generally occur at the Committee’s regularly scheduled quarterly meetings.  In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Committee may delegate, to one or more of its members, authority to approve audit and non-audit services.  Fees payable to the independent auditor for any specific non-audit service approved pursuant to the above-described delegation of authority requires the reporting of any such approvals to the full Committee at its next regularly scheduled meeting.

                In accordance with its pre-approval policy, the Audit Committee has pre-approved all services in fiscal 2007 and 2006.

MISCELLANEOUS

Stockholder Proposals

                The Corporation expects to hold its 2009 Annual Meeting on January 21, 2009.  Eligible stockholders may present proposals for inclusion in the Corporation’s 2009 Annual Meeting Proxy Statement, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Corporation no later than August 10, 2008.  Any proposal intended to be included in the Corporation’s 2009 Annual Proxy Statement should be sent to the Corporation at 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention:  Peter M. Folger, Senior Vice President and Chief Financial Officer.

                Stockholders who want to present business for action at the 2009 Annual Meeting, other than proposals included in the 2009 Annual Proxy Statement, must follow the procedures described in the Corporation’s By-laws.  The By-laws provide that stockholder proposals or nominations for director may be made only by a stockholder of record who is entitled to vote at the meeting and has given the Corporation advance notice of the proposed business or nomination.  For the 2009 Annual Meeting, the Corporation must receive the stockholder’s notice between September 18, 2008, and October 18, 2008.  If there is a special meeting, or if the 2009 Annual Meeting is called for a date prior to December 18, 2008 or after March 16, 2009, the Corporation must receive the stockholder’s notice not earlier than the close of business on the 120th day prior to the special meeting or the 2009 Annual Meeting, as the case may be, and not later than the close of business on the later of (1) the 90th day prior to the special meeting or the 2009 Annual Meeting, as the case may be, or (2) the 10th day following the day on which the public announcement of the date of the special meeting or the 2009 Annual Meeting is first made.  The proposal must also comply with the other requirements contained in the Corporation’s By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to the Commission’s rules governing the exercise of this authority.

Householding

The rules of the Commission allow for “householding,” which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders.  Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings.  If you own shares of Common Stock in your own name as a holder of record, householding will not apply to your shares.  If your shares of Common Stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of an annual report or proxy statement, please send your request to Courier Corporation, 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention:  Secretary/Clerk; call us with your request at (978) 251-6136; or visit our website at www.courier.com.

Voting of Proxies

                The persons named in the enclosed Proxy will vote as directed in the Proxy and, in the absence of such direction, will vote in favor of the actions specified in Items 1 and 2 of the Proxy.  The shares will be voted on such other matters as may properly come before the meeting in accordance with the best judgement of the Proxy holder including voting for election of a Director in place of any person named above who may not be available for election.  The Board of Directors of the Corporation is not aware of any other matters that may come before the meeting.

By order of the Board of Directors,

F. BEIRNE LOVELY, JR.,
Secretary and Clerk

15 Wellman Avenue

North Chelmsford, Massachusetts 01863

December 7, 2007

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Exhibit A

Corporate Governance Guidelines

1. Board Size

The Board considers that 8-12 directors is optimal. This approach is flexible depending on the circumstances and the qualifications of proposed candidates.

2. Number, Structure and Function of Committees

The number, structure and function of Board Committees shall be reviewed periodically by the Nominating and Corporate Governance Committee.  The Audit and Finance Committee, Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee shall each have a written charter.

3. Board Meetings

The frequency and length of Board meetings shall be determined by the Chairman and Committee Chairs with input from the directors.  Meeting schedules shall be approved by the full Board.

4. Agenda Items

Agenda items shall be determined by the Chairman and Committee Chairs with input from the directors.

5. Presentations by Management

Members of management shall report at each meeting on business and other topics of interest to the Board.

6. Executive Sessions

The independent directors shall meet at regularly scheduled executive sessions without management in accordance with applicable regulations promulgated by the SEC and/or NASDAQ.  The lead director shall preside at the session.  The lead director shall be independent and shall be the Chairman if the Chairman is independent; otherwise, the lead director shall be nominated by the Chairman and approved by a majority of the independent directors.

7. Reports by the Committees to the Board

The Committees regularly shall report to the Board on their proceedings and deliberations. The Committees also shall bring to the Board for consideration those matters and decisions which the Committees judge to be of special significance.

8. Director Qualifications, Responsibilities, Orientation and Continuing Education

Director qualifications shall be reviewed by the Nominating and Corporate Governance Committee and subsequently by the Board in connection with the nomination of candidates for election at the annual meeting.

Courier’s business shall be managed under the direction of the Board of Directors. Directors shall be expected to invest the time and effort necessary to understand the Corporation’s business and financial strategies and challenges.  The basic duties and responsibilities of the directors shall include attending Board meetings, preparing for meetings by advance review of any meeting materials and actively participating in Board discussions.  Directors also shall be expected to make themselves available outside of Board meetings for advice and consultation.

The Secretary/Clerk and the General Counsel shall be responsible for providing orientation materials to, and scheduling orientation sessions for, new directors. The Secretary/Clerk and the General Counsel will also work with the Chairman and Committee Chairs as necessary to periodically provide materials and other guidance that would assist directors with their continuing education.

9. Candidates; Limitation of Service on Other Public Company Boards

The Nominating and Corporate Governance Committee shall identify and evaluate proposed candidates for addition to the Board, including candidates proposed by third parties, in accordance with its charter.  The Nominating and Corporate Governance Committee shall recommend candidates who should be invited to join the Board and the Board shall authorize and extend invitations to join the Board.  Individuals shall be selected to join the Board based on their business or professional experience, the diversity of their background, their array of talents and perspectives and the other criteria set forth in the charter of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee shall also make recommendations to the Board with respect to whether or not existing directors should be nominated by the Board for re-election by the shareholders at the annual meeting.

Directors may not serve on more that 4 public company boards of directors (including the Corporation).  If a director is also an active CEO of a public company, such director may not serve on more than 3 public company boards (including the Corporation).  The CEO of the Corporation may not serve on more than 3 other public company boards (including the Corporation).

10. Director Independence

The Board shall be composed of a majority of independent directors, and shall strive to maintain a two-thirds majority of independent directors.  The Audit and Finance Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee shall be composed entirely of independent directors.  The Nominating and Corporate Governance Committee and the full Board shall annually review the financial and other relationships between the non-management directors and Courier. The Nominating and Corporate Governance Committee shall make recommendations to the Board about the independence of non-management directors.  The Board shall determine whether such directors are independent in accordance with applicable NASDAQ National Market Issuer Requirements for independent directors and shall determine that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

11. Change in Position

Upon a change in position or responsibility in his or her principal occupation, each director will notify the Nominating and Corporate Governance Committee and the Board.  The Nominating and Corporate Governance Committee shall recommend to the Board whether or not such director’s resignation should be requested as a result of such change.  If requested by the Board, such director shall tender his or her resignation from the Board promptly.

12. Retirement Age; Term Limits

Non-management directors shall not stand for reelection at the first annual meeting at which they are otherwise eligible for reelection following age 75, unless their reelection is in the best interests of the shareholders, as recommended by the Nominating and Corporate Governance Committee and determined by the Board.  Those directors that are over 75 at the time these Corporate Governance Guidelines are approved shall continue to remain directors until the end of their current term, at which time they shall not stand for reelection unless their reelection is in the best interests of the shareholders, as recommended by the Nominating and Corporate Governance Committee and determined by the Board.

The Board does not believe that it should establish term limits for directors.  While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Corporation and its operations and, therefore, provide an increasing contribution to the Board as a whole through this “institutional knowledge.”

13. Director Compensation; Director and Executive Stock Ownership

Director compensation and stock ownership shall be periodically reviewed by the Nominating and Corporate Governance Committee.  The Committee’s review shall include a comparison of Courier’s director compensation practices against the practices of other comparable U.S. companies.  The Committee’s objectives include ensuring that the Corporation’s non-management directors have a proprietary stake in the Corporation and that the interests of the directors continue to be closely aligned with the interests of the Corporation’s stockholders.

By January 31 of each year following the initial election to the Board, each independent director is expected to have stock-based holdings in Courier equal in value to a multiple of the annual retainer initially payable to such director as set forth below:

Year after initial election	Multiple of annual retainer
1st	1x
2nd	2x
3rd	3x
4th	4x
5th and thereafter	5x

In the event of an increase in annual retainer the Committee will review the need for an increase in directors’ stock-based holdings.  The following shares will be counted in determining whether a director owns the requisite number of shares:  shares purchased on the open market, shares or stock units issued pursuant to a stock equity plan of the Corporation and shares owned by his or her spouse and/or children.  Unexercised options will not be counted.

Executive officers of the Corporation are expected to have stock based holdings in Courier at least equal to $100,000 in market value by the first anniversary of their employment by the Corporation.  The following shares will be counted in determining whether an officer owns the requisite number of shares:  shares purchased on the open market, shares or stock units issued pursuant to a stock equity plan of the Corporation and shares owned by his or her spouse and/or children.  Unexercised options will not be counted.

14. Board and Committee Self-Evaluation

The Nominating and Corporate Governance Committee shall periodically evaluate the Directors’ performance in executive session. Each Committee shall also conduct an evaluation of its performance periodically in accordance with its respective charter and applicable NASDAQ rules.

15. Independent Advisors

The Board may collectively retain independent advisors as it deems appropriate in its discretion.

16. Interaction with Shareholders and Other Third Parties

Management shall be the voice of the Corporation.

17. Business Conduct Guidelines and Insider Trading Policy

Each Director shall comply with the Business Conduct Guidelines and Statement of Policy on Insider Trading and Disclosure adopted by the Corporation, including the provisions relating to protecting confidential information of the Corporation and avoiding conflicts of interests.

18. Evaluation of the CEO

The performance of the CEO shall be reviewed annually by the Compensation and Management Development Committee.  At the Board’s request, the Compensation and Management Development Committee shall report such performance periodically to the Board in executive session.

19. Management Resources and Succession

At the Board’s request, the Chair of the Compensation and Management Development Committee shall report periodically to the Board in executive session on succession planning and management development.

20. Voting for Directors

In an uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election shall promptly tender his or her resignation after such election.

The directors of the Board, giving due consideration to the best interests of the Corporation and its stockholders, shall evaluate the relevant facts and circumstances and shall make a decision, within 90 days after the election, on whether to accept the tendered resignation. A director who tenders a resignation pursuant to this provision shall not participate in the Board’s decision regarding acceptance of his or her resignation.

21.  Amendments and Waivers

The Board may amend, waive, suspend or repeal any of these Guidelines at any time, with or without public notice, as it determines necessary or appropriate, in the exercise of the Board’s judgment and fiduciary duties.

As adopted by the Board, effective September 18, 2007 and amended November 7, 2007

Courier

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose on of the two following methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 16, 2008.

Vote by the Internet

•  Log on the internet and go to www.Investorvote.com

•  Follow the steps outlined on the secure website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for your call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
	For	Withhold
01 - Edward J. Hoff	☐	☐
02 - Robert P. Story, Jr.	☐	☐
03 - Susan L. Wagner	☐	☐

	For	Against	Abstain
2. Proposal to approve the appointment of Deloitte & Touche LLP as the Independent Auditors of the Corporation.	☐	☐	☐

3. To transact such other business as may
properly come before the meeting
and/or any adjournment or adjournments thereof.

B. Non - Voting Items

Change of Address - Please print new address below	Comments - Please print your comments below

C. Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

Please sign this proxy exactly as your name(s) appear(s) on the books for the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her own title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are two issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, to be held at 11:00 AM. on January 16, 2008 at Boston University Corporate Education Center, 72 Tyng Road, Tyngsboro, Massachusetts 01879.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

COURIER CORPORATION

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Courier

Proxy - Courier Corporation

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - JANUARY 16, 2008
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Courier Corporation (the “Corporation”) hereby constitutes and appoints James F. Conway, III, W. Nicholas Thorndike and Kathleen Foley Curley, and each of them singly, with full power of substitution, the attorneys and Proxies of the undersigned, for and in the name, place and state of the undersigned to attend the Annual Meeting of Stockholders of the Corporation to be held on January 16, 2008, commencing at 11:00 a.m., and/or at any adjournment or adjournments thereof (the Proxy Statement in connection therewith and due notice of the time, place and purposes of such a meeting have been received by the undersigned) and at such meeting and/or any adjournment or adjournments thereof to vote and act with respect to all shares of Common Stock of the Corporation standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all the powers the undersigned would possess if personally present at said meeting and/or any adjournment or adjournments thereof and especially to vote as follows, a majority of said attorneys and Proxies, or any one if only one be present, to have all the powers of said attorneys or proxies.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholders(s). If no direction is given, this proxy will be voted FOR the election of the three nominees for Class A Directors, and FOR the ratification for the selection of Deloitte & Touche LLP as the Corporation’s independent public accountants; with discretionary authority  to vote upon such other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR Proposals 1 and 2. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the envelope provided.

The undersigned hereby ratifies and confirms all that said attorneys and Proxies and each of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof revoking any proxy heretofore given with respect to such shares.

If you vote by using the Internet, please DO NOT mail back this proxy card.

PLEASE VOTE, DATE and SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.